MEDIA RELEASE                         Contact:
March 16, 2016                             Brandi Davis-Handy                                            Indianapolis Power & Light Company                                    317.261.8423, pager 317.393.7584                                    Brandi.DavisHandy@AES.com

IURC approves IPL rate increase to cover rising cost of
continuing to provide safe and reliable electricity

INDIANAPOLIS, Ind. — Indianapolis Power & Light Company (IPL), a subsidiary of The AES Corporation (NYSE: AES), received an approved rate increase order today from the Indiana Utility Regulatory Commission (IURC) to cover the rising operational cost of continuing to provide safe and reliable electricity. The actual impact on individual customer rates will be determined once IPL reviews the order and develops a new set of rate schedules in the coming days, consistent with the order.

The IURC’s decision marks the first time in more than 20 years IPL has increased base rates to cover general business expenses like enhancements to maintain reliability and improve customer service.

“We take pride in providing our customers with the most competitive rates and best reliability here in Indiana and among the largest cities in the U.S.,” said Ken Zagzebski, President of AES United States. “We will continue to make smart and efficient choices to provide customers with the safe and secure electricity they depend upon.”

IPL encourages customers to manage their costs by utilizing the energy-saving Power Tools programs at IPLpower.com/PowerTools. Additionally, the following resources are available for IPL customers with financial challenges:

•	Budget Billing allows customers to pay the same amount for 11 months and then settle the difference on the 12th month.

•	Payment Extensions can be requested online at IPLpower.com or by calling the automated system at 317.261.8222 and selecting option 2 from the main menu.

•	Preferred Bill Date is offered for IPL customers who want a due date that best matches their paydays. This is especially useful for fixed income customers.
•    Financial Assistance is available by calling the Connect2Help line at 2-1-1.

The Commission announced they have closed the investigation into the IPL underground network. IPL has responded to all matters related to the underground network in a comprehensive and transparent way and will continue to coordinate with the Commission going forward. IPL takes steps year-round to inspect and maintain the downtown network. The IURC’s independent consultant, O'Neill Management Consulting, issued a report last year which stated, “We continue to feel that the basic design, maintenance, and operation of IPL's downtown electrical network is sound, and that the risk to the citizens of Indianapolis is low.”

Additionally, in November of last year IPL completed the installation of locking manhole covers on all 1,214 manholes within the Indianapolis downtown network. IPL is the only utility in the United States to install locking manhole covers in 100 percent of its downtown network. The Swiveloc covers are designed to pop up only a few inches in the event of over-pressurization within a manhole.

For more information on IPL’s rate increase, go to IPLpower.com/answers.
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About Indianapolis Power & Light Company and AES.
Indianapolis Power & Light Company (IPL), an AES Company, provides retail electric service to more than 480,000 residential, commercial and industrial customers in Indianapolis, as well as portions of other Central Indiana communities surrounding Marion County. During its long history, IPL has supplied its customers with some of the lowest-cost, most reliable power in the country. For more information about the company, please visit www.IPLpower.com or connect with us at www.twitter.com/IPLpower, www.facebook.com/IPLpower or www.linkedin.com/company/IPLpower.
The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 18 countries through a diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 18,500 people is committed to operational excellence and meeting the world’s changing power needs. AES’ 2014 revenues were $17 billion, and we own and manage $39 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.